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                                                                  EXHIBIT 3.2.2

                           SECOND AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                                AMERICA 51, L.P.

         THIS LIMITED PARTNERSHIP AGREEMENT (the "Agreement") of AMERICA 51, L.P. (the "Partnership") is entered into as of January 12, 2001, by and between
(a) Paxson Communications of Phoenix-51, Inc., a Florida corporation ("Phoenix-51", and in its capacity as general partner, the "General Partner"), and (b) PAXSON COMMUNICATIONS TELEVISION, INC., a Florida corporation ("PCTV"), and PAXSON COMMUNICATIONS OF PHOENIX-51, INC., a Florida corporation ("Phoenix-51" and PCTV, in their capacities as limited partners, each a "Limited Partner", and collectively, the "Limited Partners").

                                     RECITAL

         WHEREAS, the Partnership was organized as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, pursuant to an original Limited Partnership Agreement, dated as of July 30, 1996, by and among Hector Garcia Salvatierra Limited Partnership ("HGSLP"), as general partner, and Hector Garcia Salvatierra ("HGS"), as limited partner, by the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on July 30, 1996; and

         WHEREAS, Phoenix-51 was admitted to the Partnership as a limited partner and HGS withdrew as a limited partner of the Partnership pursuant to the Amended and Restated Limited Partnership Agreement dated as of January 31, 1997 (the "Amended and Restated Limited Partnership Agreement"); and

         WHEREAS, in connection with the closing of the Amended Purchase Agreement dated as of November 6, 2000, by and among Phoenix-51 and HGSLP, Phoenix-51 was admitted to the Partnership as the general partner, HGS withdrew as the general partner of the Partnership and PCTV was admitted to the Partnership as a limited partner, and such changes were reflected in the filing of an Amended Certificate of Limited Partnership with the Secretary of State of the State of Delaware on or about May 30, 2001; and

         WHEREAS, the parties desire to enter into this Agreement in order to amend and restate the Amended and Restated Limited Partnership Agreement of the Partnership in its entirety and to provide for the respective rights, obligations and interests of the Partners to each other and to the Partnership, and certain other matters.

                                    AGREEMENT

         In consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows.



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SECTION 1 DEFINITIONS

         1.1 TERMS DEFINED IN THIS SECTION. The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

         "Act" means the Delaware Revised Uniform Limited Partnership Act.

         "Adjusted Capital Account Deficit" means with respect to either Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after:

                  (i) crediting to such Capital Account any amounts which such Partner is obligated to restore to the Partnership pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                  (ii) debiting from such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5),
and 1.704-1(b)(2)(ii)(d)(6).

         The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         "Affiliate" means, with respect to any Person, (i) any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the specified Person; (ii) any Person that is a director or officer of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is a director, officer, partner, or trustee, or with respect to which the specified Person serves in a similar capacity; (iii) any Person that directly or indirectly through one or more intermediaries is the beneficial owner of 10% or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly through one or more intermediaries the owner of 10% or more of any class of equity securities; and
(iv) any Person who is acting at the direction and primarily in furtherance of the interests of the specified Person.

         "Capital Account" means an account to be maintained for each Partner in accordance with the Code, which, subject to any contrary requirements of the Code, shall equal (i) the amount of money contributed by such Partner to the Partnership, if any; (ii) the fair market value without regard to Code Section 7701(g) of property, if any, contributed by such Partner to the Partnership (net of liabilities that are secured by such contributed property or that either Partner is considered to assume under Code Section 752); (iii) allocations to it of Net Profit pursuant to Section 4; and (iv) other additions made in accordance with the Code; and decreased by (i) the amount of cash distributed to such Partner by the Partnership; (ii) allocations to the Partner of Net Loss pursuant to Section 4; (iii) the fair market value without regard to Code Section 7701(g) of property distributed to such Partner by the Partnership (net of liabilities that are secured by such distributed property or that such Partner is considered to assume or take under Code Section 752); and (iv) other deductions made in accordance with the Code. The Partners' respective Capital Accounts shall be determined and maintained at all times in accordance with all the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv).




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         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any subsequent federal law of similar import, and, to the extent applicable, the Treasury Regulations.

         "Depreciation" means for each fiscal period, an amount equal to depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

         "Fiscal Year" means the Partnership's fiscal year.

         "General Partner" means Paxson Communications of Phoenix-51, Inc. and it's successors-in-interest under this Agreement.

         "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

                  (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a DE MINIMIS Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a DE MINIMIS amount of Partnership property as consideration for an interest in the Partnership; and (c) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

                  (iii) The Gross Asset Value of any Partnership asset distributed to either Partner shall be the gross fair market value of such asset on the date of distribution; and

                  (iv) The Gross Asset Value of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and
Section 4.3(g); provided, however, that Gross Asset Value shall not be adjusted pursuant to this paragraph (iv) to the extent that an adjustment was made pursuant to paragraph (ii) of this definition in connection with any transaction that would otherwise have resulted in an adjustment pursuant to this paragraph
(iv).




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         If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (i), (ii), or (iv) of this definition, the Gross Asset Value of such asset shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profit and Net Loss.

         "Limited Partner" means each of Paxson Communications Television, Inc. and Paxson Communications of Phoenix-51, Inc., and each of their respective successors-in-interest under this Agreement.

         "Net Profit" and "Net Loss" mean for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss shall be added to such taxable income or loss;

                  (ii) Code Section 705(a)(2)(B) expenditures of the Partnership, which are not otherwise taken into account in computing Net Profit or Net Loss, shall be subtracted from such taxable income or loss;

                  (iii) If the Gross Asset Value of any Partnership asset is adjusted pursuant to paragraph (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

                  (iv) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period;

                  (vi) Notwithstanding anything to the contrary in the definition of the terms "Net Profit" and "Net Loss," any items that are specially allocated pursuant to Section 4.3, Section 4.4, or Section 4.5 of this Agreement shall be excluded in computing Net Profit or Net Loss; and

                  (vii) For purposes of this Agreement, any deduction for a loss on a sale or exchange of Partnership property that is disallowed to the Partnership under Code Section 267(a)(1) or Code Section 707(b) shall be treated as a Code Section 705(a)(2)(B) expenditure.

         "Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1), which provides generally that the amount of Nonrecourse Deductions for a Fiscal Year shall equal the net increase, if any,




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in Partnership Minimum Gain during that Fiscal Year, reduced (but not below zero) by the aggregate distributions made during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(c).

         "Nonrecourse Liability" has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

         "Partner" means any General Partner or Limited Partner.

         "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

         "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2), which provides generally that the amount of Partnership Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

         "Partner Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section 1.704-2(i)(1), which provides generally that the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year shall equal the net increase, if any, in Partner Nonrecourse Debt Minimum Gain during that Fiscal Year, reduced (but not below zero) by proceeds of the liability distributed during the year to the Partner bearing the economic risk of loss for the liability that are both attributable to the liability and allocable to an increase in the Partner Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

         "Partnership" means the partnership created by the Partners pursuant to this Agreement.

         "Partnership Minimum Gain" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2), which provides generally that the amount of Partnership Minimum Gain shall be determined by first computing for each Nonrecourse Liability any gain the Partnership would realize if it disposed of the property subject to that Nonrecourse Liability for no consideration other than full satisfaction of such Nonrecourse Liability, and then aggregating the separately computed gains, in accordance with Treasury Regulations Section 1.704-2(d).

         "Percentage Interest" means, for each Partner, such Partner's percentage partnership interest in the Partnership, as set forth next to such partner's name on Schedule A hereto, as amended from time to time in accordance with the terms hereof.

         "Person" means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, or other entity or organization.

          "Treasury Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code; as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).



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         1.2 TERMS DEFINED ELSEWHERE IN THIS AGREEMENT. For purposes of this
Agreement, the following terms have the meanings set forth in the sections indicated:


TERM                                                         SECTION
----                                                         -------
Basic Regulatory Allocations                                 Section 4.4(b)
Capital Contribution                                         Section 3.1(a)
Amended Certificate                                          Section 2.2(b)
Construction Permit                                          Section 3.1(b)
FCC                                                          Section 3.1(b)
New General Partner                                          Section 7.2(a)
Nonrecourse Regulatory Allocations                           Section 4.4(c)
Partner Nonrecourse Regulatory Allocations                   Section 4.4(d)
Regulatory Allocations                                       Section 4.4(a)
Station                                                      Section 2.5
Tax Matters Partner                                          Section 5.1(c)

SECTION 2 THE PARTNERSHIP AND ITS BUSINESS

         2.1 ORGANIZATION. The General Partner and the Limited Partner agree to continue the Partnership as a limited partnership pursuant to the provisions of the Act. Except as provided in this Agreement, all rights, liabilities, and obligations of the Partners, both as between themselves and with respect to Persons not parties to this Agreement, shall be as provided in the Act, and this Agreement shall be construed in accordance with the provisions of the Act. To the extent that the rights or obligations of either Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control, except that the Limited Partner shall not be personally liable for obligations of the Partnership beyond the liability provided in the Act.

         2.2 FILING OF CERTIFICATE OF LIMITED PARTNERSHIP.

         (a) The Certificate of Limited Partnership of the Partnership (the "Certificate") was filed with the Secretary of State of Delaware on July 30, 1996.

         (b) The Amended Certificate of Limited Partnership of the Partnership (the "Amended Certificate") was filed with the Secretary of State of Delaware on May 30, 2001.

         (c) The General Partner shall do, and continue to do, all other things that are required or advisable to maintain the Partnership as a limited partnership existing pursuant to the laws of the State of Delaware.

         2.3 PARTNERSHIP NAME. The name of the Partnership shall be "America 51, L.P." The business of the Partnership may be conducted under that name or, upon compliance with applicable laws, any other name that the General Partner deems appropriate or advisable. The General Partner shall file any assumed name certificates and similar filings, and any amendments thereto, that the General Partner considers appropriate or advisable.




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         2.4 TERM OF THE PARTNERSHIP. The term of the Partnership shall continue until December 31, 2026, unless the Partnership is earlier terminated pursuant to Section 7 of this Agreement.

         2.5 PURPOSES OF THE PARTNERSHIP. The purposes of the Partnership shall be (a) to carry on the business of investing, owning, maintaining, operating, promoting, selling, disposing and otherwise developing television station KPPX(TV), channel 51, Tolleson, Arizona (the "Station"), and (b) to do all other lawful things necessary, appropriate, or advisable in connection with these purposes.

         2.6 AUTHORITY OF THE PARTNERSHIP. The Partnership shall be empowered and authorized to do all lawful acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes. The Partnership shall be empowered and authorized:

                  (a) to construct, operate, maintain, improve, expand, buy, own, sell, convey, assign, mortgage, refinance, rent or lease real or personal property;

                  (b) to enter into, perform, and carry out contracts and agreements of any kind necessary to, in connection with, or incidental to accomplishing the purposes of the Partnership;

                  (c) to borrow money and issue evidences of indebtedness in furtherance of the purposes of the Partnership and to secure any such indebtedness by mortgage, security interest or other lien;

                  (d)  to maintain and operate the assets of the Partnership;

                  (e) to negotiate for and conclude agreements for the sale, exchange or other disposition of all or any part of the property of the Partnership or for the purchase or lease of additional property of the Partnership;

                  (f) to hire and compensate employees, agents, independent contractors, attorneys and accountants; and

                  (g)  to bring and defend actions in law and equity.

         2.7 PRINCIPAL OFFICE AND OTHER OFFICES; REGISTERED AGENT. The office required to be maintained by the Partnership in the State of Delaware pursuant to Section 17-104 of the Act shall be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The resident agent of the Partnership pursuant to Section 17-104 of the Act shall be The Corporation Trust Company. The principal office of the Partnership shall be located at the offices of the General Partner, Paxson Communications of Phoenix-51, Inc., c/o Paxson Communications Corporation, 601 Clearwater Park Road, West Palm Beach, Florida 33401-6233. The Partnership may maintain any other offices at any other places that the General Partner deems advisable. The Partnership may, upon compliance with the applicable provisions of the Act, change its principal office or resident agent from time to time in the discretion of the General Partner.



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         2.8 FOREIGN QUALIFICATION. The General Partner shall take all necessary actions to cause the Partnership to be authorized to conduct business legally in all appropriate jurisdictions, including registration or qualification of the Partnership as a foreign limited partnership in those jurisdictions that provide for registration or qualification and the filing of a certificate of limited partnership in the appropriate public offices of those jurisdictions that do not provide for registration or qualification.

         2.9 FISCAL YEAR. The Fiscal Year of the Partnership shall be the calendar year. The Partnership shall have the same Fiscal Year for income tax purposes and for financial and partnership accounting purposes.

         2.10 ADDRESSES OF THE PARTNERS. The address of the General Partner is 601 Clearwater Park Road, West Palm Beach, Florida 33401-6233. The address of the Limited Partner is 601 Clearwater Park Road, West Palm Beach, Florida 33401-6233.

SECTION 3 PARTNERSHIP CAPITAL; PARTNERSHIP INTERESTS

         3.1 CAPITAL CONTRIBUTIONS.

                  (a) DEFINITION OF CAPITAL CONTRIBUTION. For purposes of this Agreement, a Partner's "Capital Contribution" means the amount of money contributed by such Partner to the Partnership pursuant to this Agreement plus the fair market value without regard to Code Section 7701(g) of property contributed by such Partner to the Partnership pursuant to this Agreement (net of liabilities that are secured by such contributed property or that either Partner is considered to assume under Code Section 752).

                  (b) INITIAL CAPITAL CONTRIBUTIONS.The Partners have made cash Capital Contributions in the amounts specified in Schedule A attached hereto.

                  (c) ADDITIONAL CAPITAL CONTRIBUTIONS.

                           (1) Upon the dissolution of the Partnership and
liquidation of its assets pursuant to Section 7, if the General Partner has a negative balance in its Capital Account, the General Partner shall contribute to the Partnership, in cash, an amount equal to the lesser of (A) the deficit balance in its Capital Account, or (B) the excess of one and one one-hundredths percent (1.01%) of the total Capital Contributions of the Limited Partner over the Capital Contributions previously contributed by the General Partner. Any amount contributed by the General Partner pursuant to this paragraph shall be applied and distributed as provided in Section 7.3(c).

                           (2) Except as provided above or as mutually agreed by
the General Partner and the Limited Partner, there shall be no further assessments for additional Capital Contributions by the Partners to the Partnership.

         3.2 PARTNERSHIP INTERESTS. Each Partner's Percentage Interest in the Partnership shall be as set forth on Schedule A hereto, as amended from time to time.



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         3.3 FINANCING.

                  (a) To finance the business of the Partnership, the General Partner may arrange for the obtaining of loans or for the refinancing of such loans, and may pledge the assets of the Partnership therefor, in each case subject to Section 5.1(b)(4).

                  (b) Either Partner may lend funds to the Partnership on terms and conditions agreed to by the Partners. Except as otherwise agreed to by the Partners, any advance of funds to the Partnership by a Partner shall be treated as a loan and not as a Capital Contribution.

         3.4 DISBURSEMENTS. The Partnership shall pay all costs and expenses of the Partnership's business, including financing costs and related expenses, all costs of construction of improvements on Partnership property or leaseholds, management, leasing, and loan placement fees, and operating expenses. Consistent with the annual budgets to be approved by both the General Partner and the Limited Partner and subject to the provisions of Sections 5.1(b)(4), the Partnership may set aside funds for any items that are proper Partnership purposes, including operating expenses, debt service, capital improvements, replacements, repairs, amortization, other capital requirements, and liabilities, contingent or otherwise, of the Partnership in its reasonable discretion, in each case subject to Section 5.1(b)(4).

         3.5 WITHDRAWAL OF CONTRIBUTIONS. Neither Partner shall have the right to withdraw from the Partnership or to demand a return of all or any part of its Capital Contribution during the term of the Partnership, and any return of the Capital Contribution of either Partner shall be made solely from the assets of the Partnership and only in accordance with the terms of this Agreement. No interest shall be paid to either Partner with respect to its Capital Contribution to the Partnership. The Partners expressly acknowledge that certain provisions of this Agreement, which may preclude a Partner from realizing appreciation in the value of Partnership assets, are essential to protect the Partners' mutual interests in the Partnership assets; accordingly, the Partners hereby waive any right they otherwise would have to seek a partition or judicial liquidation of the Partnership or any comparable action.

SECTION 4 CASH DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES

         4.1 DISTRIBUTIONS.

                  (a) DISTRIBUTIONS PRIOR TO LIQUIDATION. Any cash of the Partnership available for distribution shall be distributed at such times and in such amounts as the General Partner and the Limited Partner may mutually determine. All distributions of cash pursuant to this Section 4.1(a) shall be allocated in accordance with the each Partner's Percentage Interest.

                  (b) NET PROCEEDS ON LIQUIDATION. Upon the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), after payment of, or adequate provision for, the debts and obligations of the Partnership, the remaining assets of the Partnership shall be distributed (or deemed distributed in the event of a termination under Code
Section 708(b)(1)(B)) to the Partners (after giving effect to all contributions, distributions, allocations, and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs) in the



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same proportion which such Partner's positive Capital Account balance bears to the aggregate of all positive Capital Account balances of the Partners in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2).

                  (c) WITHHOLDING. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to a Partner shall be treated as amounts distributed to such Partner pursuant to Section 4.1(a) for all purposes of this Agreement.

         4.2 ALLOCATIONS OF NET PROFIT AND NET LOSS.

                  (a) ALLOCATIONS OF NET PROFIT. Except as otherwise provided in this Agreement, Net Profit for each Fiscal Year (or portion thereof) shall be allocated as follows:

                           (1) first, to those Partners having deficit balances
in their Capital Accounts to the extent of, and in proportion to, those deficits; and

                           (2) second, to the Partners in accordance with their
respective Percentage Interests.

                  (b) ALLOCATIONS OF NET LOSS. Except as otherwise provided in this Agreement, Net Loss for each Fiscal Year (or portion thereof) shall be allocated to the Partners in accordance with their Percentage Interests. Notwithstanding the preceding sentence, the Net Loss allocated to the Limited Partner pursuant to this Section 4.2(b) shall not exceed the maximum amount of Net Loss that can be allocated to the Limited Partner without causing the Limited Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. All Net Loss in excess of the amount that may be allocated to the Limited Partner shall be allocated to the General Partner.

                  (c) ALLOCATION OF GAIN UPON LIQUIDATION. Notwithstanding
Section 4.2(a), except as otherwise provided in Section 4.3, gain that is recognized (or deemed to be recognized) upon the sale, exchange, or other disposition of all or substantially all of the assets of the Partnership or upon the dissolution of the Partnership shall be allocated in the following order of priority:

                           (1) first, to those Partners having deficit balances
in their Capital Accounts (computed giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all Fiscal Years, including the Fiscal Year during which such liquidation or dissolution occurs), to the extent of, and in proportion to, those deficits; and

                           (2) thereafter, so as to cause the ratio of the
credit balances in the General Partners' Capital Accounts and each Limited Partner's Capital Account to reflect their respective Percentage Interests.

         4.3 SPECIAL PROVISIONS REGARDING ALLOCATIONS OF INCOME AND LOSS.

                  (a) MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Section 4, if there is a net decrease in Partnership Minimum Gain for any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Sections 1.704-2(g); provided, however, that this



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Section 4.3(a) shall not apply to the extent the circumstances described in
Treasury Regulations Sections 1.704-2(f)(2), 1.704-2(f)(3), 1.704-2(f)(4), or
1.704-2(f)(5) exist. The items of Partnership income and gain to be allocated pursuant to this Section 4.3(a) shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

                  (b) PARTNER MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Section 4 except Section 4.3(a), if during any Fiscal Year there is a net decrease in Partner Nonrecourse Debt Minimum Gain, each Partner with a share of that Partner Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of such Fiscal Year must be allocated items of Partnership income and gain for the Fiscal Year (and, if necessary, for succeeding Fiscal Years) equal to that Partner's share of the net decrease in the Partner Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(i)(4)); provided, however, that this Section 4.3(b) shall not apply to the extent the circumstances described in the third and fifth sentences of Treasury Regulations
Section 1.704-2(i)(4) exist. The items of Partnership income and gain to be allocated pursuant to this Section 4.3(b) shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations
Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                  (c) QUALIFIED INCOME OFFSET. If either Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible; provided, however, that an allocation pursuant to this Section 4.3(c) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4 have been tentatively made as if this Section 4.3(c) were not in this Agreement.

                  (d) GROSS INCOME ALLOCATION. If either Partner has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of
(1) the amount such Partner is obligated to restore to the Partnership pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c), (2) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(g)(1), and (3) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Section 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 4.3(d) shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 4 have been tentatively made as if
Section 4.3(c) and this Section 4.3(d) were not in this Agreement.

                  (e) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated as Net Loss pursuant to
Section 4.2(b).

                  (f) PARTNER NONRECOURSE DEDUCTIONS. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i).

                  (g) SECTION 754 ADJUSTMENT. To the extent any adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations. At any time upon the request of the Limited Partner and at any other time that the General Partner reasonably deems appropriate, the General Partner shall make on behalf of the Partnership any election permitted under Code Section 754.

         4.4  CURATIVE ALLOCATIONS.

                  (a) The "Regulatory Allocations" consist of the "Basic Regulatory Allocations," as defined in Section 4.4(b) hereof, the "Nonrecourse Regulatory Allocations," as defined in Section 4.4(c) hereof, and the "Partner Nonrecourse Regulatory Allocations," as defined in Section 4.4(d) hereof.

                  (b) The "Basic Regulatory Allocations" consist of (1) allocations pursuant to the last sentence of Section 4.2(b) hereof, and (2) allocations pursuant to Section 4.3(c), Section 4.3(d), and Section 4.3(g) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Basic Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, and deduction between the Partners so that, to the extent possible, the net amount of such allocations of other items and the Basic Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each Partner if the Basic Regulatory Allocations had not been made. For purposes of applying the foregoing sentence, allocations pursuant to this Section 4.4(b) shall only be made with respect to allocations pursuant to Section 4.3(g) hereof to the extent the General Partner determines that such allocations would otherwise be inconsistent with the economic agreement between the Partners.

                  (c) The "Nonrecourse Regulatory Allocations" consist of all allocations pursuant to Section 4.3(a) and Section 4.3(e) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, and deduction between the Partners so that, to the extent possible, the net amount of such allocations of other items and the Nonrecourse Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each Partner if the Nonrecourse Regulatory Allocations had not been made. For purposes of applying the foregoing sentence (1) no allocations pursuant to this Section 4.4(c) shall be made prior to the Fiscal Year during which there is a net decrease in Partnership Minimum Gain, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partnership Minimum Gain, and (2) allocations pursuant to this Section 4.4(c) shall be deferred with respect to allocations pursuant to Section 4.3(e) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Section 4.3(a) hereof.

                  (d) The "Partner Nonrecourse Regulatory Allocations" consist of all allocations pursuant to Section 4.3(b) and Section 4.3(f) hereof. Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Partner Nonrecourse Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, and deduction between the Partners so that, to the extent possible, the net amount of such allocations of other items and the Partner Nonrecourse Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each Partner if the Partner Nonrecourse Regulatory Allocations had not been made. For purposes of applying the foregoing sentence (1) no allocations pursuant to this
Section 4.4(d) shall be made with respect to allocations pursuant to Section 4.3(f) relating to a particular Partner Nonrecourse Debt prior to the Fiscal Year during which there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Partner Nonrecourse Debt Minimum Gain, and (2) allocations pursuant to this Section 4.4(d) shall be deferred with respect to allocations pursuant to
Section 4.3(f) hereof relating to a particular Partner Nonrecourse Debt to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Section 4.3(b) hereof.

                  (e) The General Partner shall have reasonable discretion, with respect to each Fiscal Year, to (1) apply the provisions of Section 4.4(b),
Section 4.4(c), and Section 4.4(d) hereof in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and (2) divide all allocations pursuant to Section 4.4(b), Section 4.4(c), and Section 4.4(d) hereof between the Partners in a manner that is likely to minimize such economic distortions.

         4.5  OTHER ALLOCATION RULES.

                  (a) For purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Partners' interests in Partnership profits shall be equal to their respective Percentage Interests.

                  (b) To the extent permitted by Treasury Regulations Sections 1.704-2(h) and 1.704-2(i)(6), the General Partner shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would otherwise cause or increase an Adjusted Capital Account Deficit for a Partner.

                  (c) If any fees or other payments deducted for federal income tax purposes by the Partnership are recharacterized by a final determination of the Internal Revenue Service as nondeductible distributions to any Partner, then, notwithstanding all other allocation provisions (other than the Regulatory Allocations pursuant to Section 4.4 hereof), gross income shall be allocated to such Partner (for each Fiscal Year in which such recharacterization occurs) in an amount equal to the fees or payments recharacterized.

         4.6  TAX ALLOCATIONS:  CODE SECTION 704(C).

                  (a) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated between the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for Federal income tax purposes and its initial Gross Asset Value.

                  (b) If the Gross Asset Value of any Partnership asset is adjusted pursuant to paragraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

                  (c) Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reflects the purpose and intention of this Agreement. Allocations pursuant to this Section
4.6 are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

         4.7 ALLOCATION IN EVENT OF TRANSFER. If an interest in the Partnership is transferred in accordance with Section 6 of this Agreement, Net Profit and Net Loss of the Partnership shall be allocated between the periods before and after the transfer by the closing of the books method. As of the date of such transfer, the transferee shall succeed to the Capital Account of the transferor Partner with respect to the transferred interest. This paragraph shall apply for purposes of computing a Partner's Capital Account and for federal income tax purposes.

SECTION 5 RIGHTS, POWERS, AND DUTIES OF THE PARTNERS AND THE PARTNERSHIP

         5.1 RIGHTS, POWERS, AND DUTIES OF THE GENERAL PARTNER.

                  (a) POWERS IN GENERAL. Subject to Section 5.1(b)(4), the General Partner shall have full and complete charge of all affairs of the Partnership, and the management and control of the Partnership's business shall rest exclusively with the General Partner. The General Partner shall be responsible for the management and operations of the Partnership and, subject to
Section 5.1(b)(4), shall have all powers necessary to manage and control the Partnership and to conduct the business of the Partnership, and all powers possessed by general partners under the Act, including the power to cause the Partnership to take any of the actions described in Section 2.6 to the extent necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership. The powers of the General Partner shall include the power on behalf of the Partnership (without regard to the term of the Partnership) to:

                           (1) acquire by purchase, lease or otherwise any real
or personal property;

                           (2) operate, maintain, finance, improve, construct,
own, grant options with respect to, sell, convey, assign, mortgage and lease real and personal property;

                           (3) operate, maintain, finance, improve, own, grant
options with respect to, sell, convey, assign, mortgage the license for the Station, subject in each case to applicable law, including, without limitation, FCC approval;

                           (4) sell or exchange all or any part of the property
and assets of the Partnership for property, cash or on terms or any combination thereof;

                           (5) execute and modify leases and other agreements
(including leases and agreements for terms extending beyond the term of the Partnership), and execute and modify options, licenses or agreements with respect to any of the assets or the business of the Partnership;

                           (6) obtain loans for the Partnership and secure the
same by mortgaging, assigning for security purposes, pledging or otherwise hypothecating all or any part of the property and assets of the Partnership (and in connection therewith to place record title to any such property or assets in the name or names of a nominee or nominees);

                           (7) prepay in whole or in part, refinance, recast,
increase, decrease, modify, amend, restate or extend any such mortgage, security agreement, pledge or other security instrument, and in connection therewith to execute and deliver, for and on behalf of the Partnership, any extensions, renewals or modifications thereof, any new mortgage, security assignment, pledge or other security instrument in lieu thereof;

                           (8) draw, make, accept, endorse, sign and deliver any
notes, drafts or other negotiable instruments or commercial paper;

                           (9) establish, maintain and draw upon checking,
savings and other accounts in the name of the Partnership in such banks or other financial institutions as the General Partner may from time to time select;

                           (10) employ, fix the compensation of, oversee and
discharge agents and employees of the Partnership as the General Partner shall deem advisable in the operation and management of the business of the Partnership, including but not limited to such accountants, attorneys, architects, consultants, engineers and appraisers, on such terms and for such compensation, as the General Partner shall determine;

                           (11) compromise any claim or liability due to the
Partnership;

                           (12) execute, acknowledge, verify and file any and
all certificates, documents and instruments that the General Partner considers necessary or desirable to permit the Partnership to conduct business in any state in which the General Partner deems advisable; and

                           (13) do any or all of the foregoing, discretionary or
otherwise, through agents selected by the General Partner and compensated or uncompensated by the Partnership.

                  (b) RESPONSIBILITIES AND FIDUCIARY OBLIGATIONS OF THE GENERAL PARTNER.

                           (1) CONDUCT OF PARTNERSHIP BUSINESS. The General
Partner shall devote to the conduct of the business of the Partnership as much time and attention as is necessary to accomplish the purposes and to conduct properly the business of the Partnership. The parties agree that day-to-day operation, management, and supervision of the assets and business of the Partnership may be delegated to other Persons selected by the General Partner and to the employees of the Partnership.

                           (2) FIDUCIARY OBLIGATIONS. The General Partner shall
be liable under this Agreement for any breach of this Agreement and for personal benefits improperly received, willful misconduct, recklessness and negligence with respect to the business of the Partnership, but shall not be liable for errors in judgment or for any acts or omissions that do not constitute a breach of this Agreement or the improper receipt of personal benefits, willful misconduct, recklessness or negligence with respect to the business of the Partnership or for the negligence, whether of omission or commission, dishonesty or bad faith of any employee or agent of the Partnership selected and supervised by the General Partner with reasonable care.

                           (3) DUTIES GENERALLY. The General Partner, on behalf
of and at the expense of the Partnership, shall perform duties as follows:

                                    (A) take all steps and do all things within
its powers that are reasonable and necessary in connection with the management and operations of the Station;

                                    (B) promote the success of the business of
the Partnership;

                                    (C) file and publish all certificates,
statements and instruments, and all amendments thereto, that are required by law for the formation, continuation and operation of the Partnership as a limited partnership in the State of Delaware and for the qualification of the Partnership to do business as a foreign limited partnership in any other jurisdiction;

                                    (D) pay any uncontested taxes, charges and
assessments that are levied, assessed or imposed upon the Partnership or its property, as they become due;

                                    (E) discharge in good faith the duties and
obligations of the Partnership under any agreement, contract or other document to which it is a party;

                                    (F) cause the Partnership to carry adequate
public liability insurance, property damage insurance and other insurance appropriate for the business of the Partnership;

                                    (G) oversee the management of the license
for the Station, including without limitation, matters relating to programming, employment and financing;

                                    (H) maintain complete and accurate books of
account of the Partnership's affairs and all other records required to be maintained by the Partnership at the Partnership's principal office;

                                    (I) inform the Limited Partner concerning
the operations of the Partnership; and

                                    (J) retain the services of accountants or
legal counsel as required for the Partnership.

                           (4) LIMITATIONS ON POWERS OF THE GENERAL PARTNER.

                                    (A) The General Partner may not, without the
consent of the Limited Partner, cause the Partnership to do any of the following:

                                          (1) acquire or agree to acquire any
business other than the Station;

                                          (2) dispose of, by sale, merger,
consolidation, lease or otherwise, any material property, assets or business of the Partnership, except upon the liquidation and dissolution of the Partnership in accordance with this Agreement;

                                          (3) become a party to any
consolidation, merger, recapitalization or other form of reorganization or become a party to any joint venture or other partnership;

                                          (4) make, execute or deliver any
assignment for the benefit of creditors;

                                          (5) guarantee the obligation of any
Person;

                                          (6) do any act in contravention of
this Agreement or the Amended Certificate;

                                          (7) do any act that would make it
impossible to carry on the business of the Partnership except upon the dissolution of the Partnership in accordance with this Agreement;

                                          (8) confess a judgment against the
Partnership;

                                          (9) use any funds or assets of the
Partnership other than for the benefit of the Partnership;

                                          (10) possess Partnership property, or
assign any rights in specific Partnership property, for other than a Partnership purpose;

                                          (11) cause or permit any property of
the Partnership to be held other than in the name of the Partnership;

                                          (12) take any action that would
subject the Limited Partner in its capacity as a limited partner to personal liability as a general partner in any jurisdiction;

                                          (13) admit additional partners to the
Partnership;

                                          (14) enter into any transaction with
the General Partner or any of its Affiliates; or

                                          (15) make any expenditure that is
materially inconsistent with the operating or capital budgets, which are the responsibility of the General Partner subject to the consent of the Limited Partner; PROVIDED that the consent of the Limited Partner to any such expenditure shall not be unreasonably withheld.

                                    (B) The General Partner may not, without the
consent of the Limited Partner, cause the Partnership to do any of the following:

                                          (1) purchase or otherwise acquire any
assets, business, equity interest or other property, in one or a series of related transactions unless (i) such purchase or acquisition is reasonably related to the business of the Partnership and (ii) the aggregate consideration to be paid in connection with such transaction or series of related transactions, together with the aggregate consideration paid or to be paid by the Partnership in connection with other transactions consummated or proposed to be consummated under this Section 5.1(b)(4)(B), would not exceed $25,000;

                                          (2) incur indebtedness outside the
ordinary course of business;

                                          (3) commence or settle any litigation
other than to enforce the rights under the Construction and Lease Agreement (the "Construction and Lease Agreement"), dated as of the date hereof, by and between the Partnership and Phoenix-51;

                                          (4) except as provided in Section
5.1(b)(4)(C)(4) below, determine the materials and equipment to be used in constructing or modifying the Station's facilities;

                                          (5) enter into any reciprocal trade
agreements on behalf of the Station;

                                          (6) enter into any contracts in excess
of $5,000; or

                                          (7) distribute any Partnership funds
in excess of the amount required for the payment of income taxes of the Partners with respect to allocations of partnership income pursuant to Section 4.

                                    (C) The General Partner may not, without the
consent of the Limited Partner (which consent shall not be unreasonably withheld), cause the Partnership to do any of the following:

                                          (1) sell, issue or otherwise dispose
of any equity interest in the Partnership or any option, warrant or other debt or equity interest convertible into or evidencing the right to acquire (whether or not for additional consideration) any equity interest in the Partnership;

                                          (2) incur indebtedness for borrowed
money or refinance, recast, increase, modify or extend any indebtedness for borrowed money of the Partnership where the amount involved exceeds $100,000;

                                          (3) secure any indebtedness, to the
extent permitted under this Agreement, of the Partnership by mortgage, pledge or other lien on any substantial part of the property of the Partnership; or

                                          (4) construct Advanced Television
facilities for the Station, as authorized by the FCC.

                  (c) TAX MATTERS PARTNER.

                           (1) DESIGNATION. The General Partner is designated
the "Tax Matters Partner" in accordance with Code Section 6231(a)(7).

                           (2) AUTHORITY. The General Partner, as the Tax
Matters Partner, is authorized to represent the Partnership before taxing authorities and courts in tax matters affecting the Partnership and the Partners in their capacity as Partners and is entitled to take any actions on behalf of the Partnership in any such tax proceedings that the General Partner, in its reasonable business judgment, deems to be in the best interests of the Partnership and the Partners, except that, without the written consent of the Limited Partner, the General Partner shall not extend the statute of limitations for assessment of tax deficiencies against the Partners with respect to adjustments to the Partnership's federal, state, and local tax returns, agree to any deficiency or other adjustment of any kind that adversely affects the Limited Partner, or execute any agreements or other documents relating to or affecting any tax matters that are binding on the Partnership or the Limited Partner.

                           (3) DUTIES. To the extent and in the same manner as
provided by applicable law, the General Partner, as Tax Matters Partner, (A) shall furnish the name, address, and taxpayer identification number of each Partner to the Secretary of the Treasury or his delegate, and (B) shall keep the Limited Partner informed of any administrative and judicial proceedings for the adjustment at the Partnership level of any items required to be taken into account by a Partner for income tax purposes. The General Partner shall give notice to the Limited Partner of any Partnership audit. The General Partner will consult with the Limited Partner with respect to the performance of its duties as "Tax Matters Partner."

                  (d) THIRD PARTIES. No Person dealing with the General Partner shall be required to inquire into the necessity or expediency of any act taken by the General Partner or be obligated or privileged to inquire into the authority of the General Partner to perform any such act. Every contract, agreement, or other instrument executed by the General Partner shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (1) the Partnership created by this Agreement was in existence at the time of the execution and delivery thereof, (2) such instrument was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (3) the General Partner was duly authorized and empowered to execute and deliver such instrument in the name and on behalf of the Partnership.

         5.2 RIGHTS, POWERS, AND DUTIES OF THE LIMITED PARTNER. Except as provided by law, the Limited Partner shall take no part in the control, management, direction or operation of the affairs of the Partnership nor shall the Limited Partner in its capacity as a limited partner have any power to act for or bind the Partnership. Except as specifically provided in this Agreement, no prior consent or approval of the Limited Partner shall be required with respect to any action to be taken by the General Partner on behalf of the Partnership.

         5.3 REIMBURSEMENT OF EXPENSES. The Partnership shall reimburse the General Partner and any agent or representative of the General Partner for all costs and expenses incurred by them which are directly attributable to the business of the Partnership.

         5.4 EXCULPATION AND INDEMNIFICATION.

                  (a) Neither Partner shall be liable, in damages or otherwise, to the Partnership or to the other Partner for any loss that arises out of any acts or omissions performed or omitted by it pursuant to the authority granted by this Agreement if the conduct of the Partner did not constitute a breach of this Agreement or the improper receipt of personal benefits, willful misconduct, recklessness, or negligence with respect to the business of the Partnership.

                  (b) In any threatened, pending, or completed claim, action, suit or proceeding to which any Partner was or is a party or is threatened to be made a party by reason of its activities on behalf of the Partnership, the Partnership shall indemnify and hold harmless such Partner against losses, damages, expenses (including attorneys' and accountants' fees), judgments and amounts paid in settlement actually and reasonably incurred in connection with such claim, action, suit or proceeding, except that no Partner shall be indemnified for actions constituting a breach of this Agreement or the improper receipt of personal benefits, willful misconduct, recklessness or negligence with respect to the business of the Partnership; provided, however, that to the extent any Partner has been successful on the merits or otherwise in defense of any action, suit or proceeding to which such Partner was or is a party or is threatened to be made a party by reason of the fact such Partner was or is a Partner of the Partnership, or in defense of any claim, issue or matter in connection therewith, the Partnership shall indemnify such Partner and hold such Partner harmless against the expenses (including attorneys' and accountants' fees) actually incurred by such Partner in connection therewith.

                  (c) Expenses (including attorneys' and accountants' fees) incurred in defending a civil or criminal claim, action, suit or proceeding shall be paid by the Partnership in advance of the final disposition of the matter upon receipt of a written agreement by or on behalf of any Partner to repay such amount if such Partner is ultimately determined not to be entitled to indemnity.

                  (d) Each Partner shall look solely to the assets of the Partnership for return of the Partner's investment, and if the property of the Partnership remaining after the discharge of the debts and liabilities of the Partnership is insufficient to return a Partner's investment, the Partner shall have no recourse against the other Partner, except as expressly provided herein.

         5.5 OTHER BUSINESSES. Either Partner, and any stockholder, partner, Affiliate, agent or representative of either Partner, may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created and whether or not competitive with or advanced by the business of the Partnership. Neither the Partnership nor the other Partner shall have any rights in or to the income or profits derived therefrom, nor shall a Partner have any obligation to the other Partner with respect to any such enterprise or related transaction.

         5.6 LIABILITY OF LIMITED PARTNER. The Limited Partner shall have no personal liability with respect to any liabilities or obligations of the Partnership except to the extent that it assumes or guarantees any of the debts of the Partnership. The Limited Partner shall not be personally liable or obligated, except as otherwise required by law, either (a) to pay to the Partnership or to any creditor of the Partnership or the General Partner any deficiency in the Limited Partner's Capital Account, or (b) to return to the Partnership or to pay any creditor of the Partnership or the General Partner the amount of any distribution to the Limited Partner, including any return to the Partner of the Limited Partner's Capital Contribution.

SECTION 6 ASSIGNMENT, TRANSFER, OR SALE OF INTERESTS IN PARTNERSHIP

         6.1 TRANSFER OF PARTNERSHIP INTEREST. Neither Partner shall sell, assign, pledge or otherwise encumber or transfer all or any part of its interest in the Partnership to any Person without the prior written consent of the other Partner, and any attempt to do so without such consent shall be null and void.

         6.2 WITHDRAWAL OF THE GENERAL PARTNER. The General Partner agrees not to withdraw from the Partnership without the prior consent of the Limited Partner. For purposes of this Section 6.2, the term "withdrawal" shall include the happening of any event described in Section 17-402 of the Act.

         6.3  SUBSTITUTION OF PARTNERS.

                  (a)  RIGHTS OF A TRANSFEREE.

                           (1) The transferee of all or part of the interest of
either Partner in the Partnership shall not be admitted as a substitute Partner of the Partnership, in the place of the transferring Partner, except with the prior written consent of the other Partner and compliance with all the other requirements of Section 6.3(b). Either Partner may withhold its consent to the substitution of a transferee for the transferring Partner arbitrarily in its sole discretion.

                           (2) A transferee who is not admitted as a Partner
shall not be a Partner with respect to the interest transferred, and such a transferee shall have none of the rights of a Partner under the Act or under this Agreement (including the right to vote on or consent to any matter), other than the right to receive allocations and distributions from the Partnership with respect to the interest transferred.

                  (b) SUBSTITUTE PARTNERS. Any transferee of all or part of the interest of a Partner in the Partnership shall be admitted as a substitute Partner of the Partnership only if the transferee has:

                           (1) obtained the prior written consent of the other
Partner as required by Section 6.3(a)(1) above;

                           (2) accepted and assumed all the terms and provisions
of this Agreement;

                           (3) provided an opinion of counsel, in form and
substance acceptable to counsel for the Partnership, that neither the offering nor the transfer of the partnership interest violates any provision of any federal or state securities or comparable law; and

                           (4) paid all reasonable expenses of the Partnership
in connection with the admission of the transferee as a substitute Partner, including the cost (including reasonable attorneys' fees) of the preparation, filing, and publication of any amendment to this Agreement or to the Amended Certificate that may be necessary or desirable in connection with such admission.

         6.4  BANKRUPTCY AND DISSOLUTION OF LIMITED PARTNER.

                  (a) In the event of the bankruptcy of a Limited Partner, the trustee or legal representative of a Limited Partner shall succeed to all rights of the Limited Partner to receive allocations and distributions from the Partnership, but shall not be admitted as a substitute Limited Partner of the Partnership except upon compliance with all the requirements of Section 6.3(b).

                  (b) The dissolution or bankruptcy of a Limited Partner shall not cause the Partnership to be dissolved or terminated.

SECTION 7 DISSOLUTION AND TERMINATION OF THE PARTNERSHIP

         7.1 EVENTS OF DISSOLUTION. The Partnership shall dissolve upon the earliest to occur of:

                  (a) the agreement of the General Partner and the Limited Partner to dissolve the Partnership;

                  (b) the sale, exchange, involuntary conversion, or other disposition or transfer of all or substantially all the assets of the Partnership;

                  (c) the occurrence of any event described in Section 17-402 of the Act with respect to the General Partner, except that the Partnership shall not be dissolved if the Partners elect to continue the business of the Partnership pursuant to Section 7.2(a); PROVIDED, HOWEVER, that the General Partner will not be considered to have withdrawn from the Partnership if it: (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition of bankruptcy, (iii) is adjudicated a bankrupt or insolvent, (iv) files a petition for reorganization or similar relief, (v) files an answer or fails to contest proceedings of this nature, or (vi) seeks or consents to the appointment of a trustee or receiver;

                  (d) subject to any provision of this Agreement that limits or prevents dissolution, the happening of any event that, under applicable law, causes the dissolution of a limited partnership; or

                  (e) the expiration of the term of the Partnership.

         7.2  ELECTION TO CONTINUE PARTNERSHIP.

                  (a) Notwithstanding Section 7.1(c), in the event of the withdrawal of the General Partner (as defined in, and whether or not in contravention of, Section 6.2), the Partnership shall not be dissolved and the business of the Partnership shall be continued if, within ninety (90) days after such withdrawal both Partners elect and agree in writing to continue the business of the Partnership and shall appoint, effective as of the withdrawal of the General Partner, a Person (who may be the Limited Partner) to be a general partner (the "New General Partner") of the Partnership upon such terms and conditions as are consented to by the Partners.

                  (b) If the Limited Partner is designated pursuant to Section 7.2(a) to be the New General Partner of the Partnership, the Limited Partner shall continue to be a Limited Partner with respect to its interest as Limited Partner for the purpose of computing all credits, charges, allocations and distributions under this Agreement.

         7.3  ACTIONS ON DISSOLUTION.

                  (a) LIQUIDATOR. Upon the dissolution of the Partnership, the General Partner, or, if the General Partner is unable to do so or if the General Partner wrongfully caused the dissolution of the Partnership, a Person selected by the Limited Partner, shall act as liquidator to wind up the Partnership. The liquidator shall have full power and authority to sell, assign and encumber any or all of the Partnership's assets and to wind up and liquidate the affairs of the Partnership in an orderly and businesslike manner.

                  (b) CERTIFICATE OF CANCELLATION OF LIMITED PARTNERSHIP. Upon the dissolution and winding up of the Partnership, the liquidator shall cause the cancellation of the Amended Certificate in accordance with Section 17-203 of the Act.

                  (c) APPLICATION OF PROCEEDS. The proceeds of liquidation shall be applied first to the payment of the debts and liabilities of the Partnership (including any loans to the Partnership made by any Partner), the expenses of liquidation, and the establishment of any reserves that the liquidator deems necessary for potential or contingent liabilities of the Partnership. Remaining proceeds shall be distributed to the Partners as provided in Section 4.1(b).

                  (d) FINAL ACCOUNTING. Upon the dissolution and winding up of the Partnership, a proper accounting shall be made from the date of the last previous accounting to the date of winding up.

                  (e) STATEMENT OF LIQUIDATION. Within a reasonable time following the completion of the liquidation of the Partnership, the liquidator shall submit a statement (which need not be audited) to each Partner setting forth the assets and liabilities of the Partnership as of the date of liquidation and the amount of the distribution to each Partner pursuant to
Section 4.1(b).

                  (f) EFFECT OF WITHDRAWAL OF GENERAL PARTNER. The withdrawal of the General Partner (including the happening of any event described in Section 17-402 of the Act) shall not alter the allocations and distributions to be made to the Partners pursuant to this Agreement.

                  (g) TERMINATION OF PARTNERSHIP. Upon the completion of the distribution of Partnership assets and the proceeds of liquidation as provided in this Section 7.3, the Partnership shall be terminated.

SECTION 8 BOOKS, RECORDS, AND RETURNS; TAX YEAR

         8.1 BOOKS OF ACCOUNT AND RECORDS. The Partnership's books and records, including a register showing the names and addresses of the Partners, a copy of this Agreement, and any other records required to be maintained by Section 17-305 of the Act, shall be maintained at the principal office of the Partnership at the location specified in Section 2.7. All such books and records shall be available for inspection and copying by the Partners or their duly authorized representatives during ordinary business hours. The General Partner shall keep accurate books and records of the operation of the Partnership which shall reflect all transactions and be appropriate and adequate for the Partnership's business and for carrying out the provisions of this Agreement.

         8.2 ACCOUNTING REPORTS. Within ninety (90) days after the end of each Fiscal Year of the Partnership, the General Partner shall cause to be furnished to the Limited Partner a report of the activities of the Partnership for the preceding Fiscal Year, including financial statements for the Fiscal Year (which need not be audited) consisting of a balance sheet, a statement of income and expense, and a statement of cash flows, all prepared in accordance with generally accepted accounting principles consistently applied, except as the financial statements shall otherwise specify. Within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year of the

Partnership, the General Partner shall cause to be furnished to the Limited Partner unaudited financial statements for the fiscal quarter consisting of a balance sheet, a statement of income and expense, and a statement of cash flows.

         8.3 TAX RETURNS. The General Partner shall cause the Partnership's tax returns to be prepared and filed. Within ninety (90) days after the end of each Fiscal Year of the Partnership, the General Partner shall cause to be furnished to the Limited Partner a statement, to be used in the preparation of the Limited Partner's income tax returns, showing the amounts of any Profits and Losses, tax credits, and gains allocable to the Partners for the Fiscal Year, and the amount of any distributions made to the Partners by the Partnership during the Fiscal Year.

         8.4 DEPOSIT OF PARTNERSHIP FUNDS. All revenues, assessments, loan proceeds, and other receipts of the Partnership will be maintained on deposit in interest-bearing and non-interest bearing accounts and other investments as the General Partner deems appropriate. Any interest or other income generated by the Partnership's deposits or investments will be for the Partnership's account. Partnership funds from any of the various sources mentioned above may be commingled with other Partnership funds, and may be withdrawn, expended, and distributed as authorized by this Agreement. The Partnership shall not commingle Partnership funds with the separate funds of the Partners, their Affiliates, or any other Person.

SECTION 9 MISCELLANEOUS

         9.1 CAPTIONS. All section captions contained in this Agreement are for convenience only and shall not be deemed part of this Agreement.

         9.2 PRONOUNS, SINGULAR AND PLURAL FORM. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter as the identity of the Person or Persons referred to may require, and all words shall include the singular or plural as the context or the identity of Persons may require.

         9.3 FURTHER ACTION. The parties shall execute and deliver all documents, provide all information, and take, or forbear from, all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

         9.4 ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them regarding the subject matter of this Agreement.

         9.5 AGREEMENT BINDING. This Agreement shall be binding upon the heirs, executors, guardians, administrators, successors, and assigns of the parties. No provision of this Agreement may be waived except by a written instrument specifically waiving such provision and executed by the party to be charged with such waiver. No provision of this Agreement may be amended or modified except by a written instrument executed by all of the parties.

         9.6 NOTICES. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, or (b) on the date of receipt (as shown on the return receipt) if mailed by registered or certified mail, postage prepaid and return receipt requested, or if sent by Federal Express or similar courier service, with all charges prepaid, in each case addressed to the Partner at the address set forth in Section 2.10 or at the last address furnished by the Partner to the other Partner by notice pursuant to this Section 9.6. Nothing in this Section 9.6 shall preclude the delivery of notices by appropriate means other than those described above, including facsimile.

         9.7 SEVERABILITY. If any provision or part of any provision of this Agreement shall be invalid or unenforceable in any respect, such provision or part of any provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provision of this Agreement.

         9.8 COUNTERPARTS. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         9.9 GOVERNING LAW. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Delaware (without regard to the choice of law provisions thereof).

         9.10 NO THIRD-PARTY BENEFICIARIES. This Agreement is not intended to, and shall not be construed to, create any right enforceable by any Person not a party hereto, including any creditor of the Partnership or of either of the Partners.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                           PAXSON COMMUNICATIONS OF PHOENIX-51,
                                           INC., General Partner


                                           By:
                                              -------------------------------
                                              William L. Watson, Secretary


                                           PAXSON COMMUNICATIONS OF PHOENIX-51,
                                           INC., Limited Partner


                                           By:
                                              -------------------------------
                                              William L. Watson, Secretary


                                           PAXSON COMMUNICATIONS TELEVISION,
                                           INC., Limited Partner


                                           By:
                                              -------------------------------
                                              William L. Watson, Secretary

                                   SCHEDULE A

                                           Contributions Described
Partner                                     in Section 3.1(b)(1)        Percentage Interest
-------                                     --------------------        -------------------

Paxson  Communications of Phoenix-51, Inc.,         $51                           51%
as General Partner

Paxson  Communications of Phoenix-51, Inc.,         $48                           48%
as Limited Partner

Paxson  Communications Television, Inc., as          $1                            1%
Limited Partner
